UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 29, 2023

USIO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30152	98-0190072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3611 Paesanos Parkway, Suite 300, San Antonio, TX	78231
(Address of principal executive offices)	(Zip Code)

(210) 249-4100
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	USIO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 29, 2023, the Board of Directors of Usio, Inc. (the “Company”) amended and restated the Company’s Amended and Restated Bylaws (“Bylaws”). The Bylaws, as amended and restated, among other things, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice and allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of the Company. The amendments effected by the Bylaws also implement certain “universal proxy” rules adopted by the Securities and Exchange Commission (the “SEC”), to update certain procedural requirements relating to director nominations by stockholders set forth in Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the Bylaws, the requirements listed above do not apply to any proposal made in accordance with Rule 14a-8 under the Exchange Act to be included in the Company’s proxy statement and, other than the requirements described above, to the nomination of a candidate for election to the Board pursuant to the proxy access provisions of the Bylaws. The Bylaws also effected certain other administrative, modernizing, clarifying, and conforming changes, including permitting meetings of stockholders to be held by means of remote communication and director consents to action without meeting to be in electronic form delivered by electronic means.

The foregoing summary is qualified in its entirety by reference to the Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated in this Item 5.03 by reference.

Item 7.01	Regulation FD Disclosure

On November 6, 2023, our board of directors voted and unanimously approved a clawback policy (the “Policy”). The Policy was adopted to provide for the Company’s recovery of certain Incentive Compensation erroneously awarded to Affected Officers under certain circumstances.

The Policy is administered by the Compensation Committee of the Company’s Board of Directors. The Committee shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive, and binding on all parties. The Board may amend or terminate this Policy at any time.

The Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended, Rule 10D-1 thereunder and the applicable rules of the Nasdaq Stock Market and will be interpreted and administered consistent with that intent.

On November 6, 2023, our board of directors voted and unanimously approved the participation period for the Company’s employee ESPP program to be the first trading day of the quarter and the last and per the rules in the plan as approved by the shareholders of the Company.

The Company has a shareholder approved ESPP program and is in the process of implementing the program with an external vendor. The external vendor believes the program will be ready for launch in the first quarter of 2024. The Board believes the best option for the employees to participate is quarterly with the potential pricing dates to be the first trading day of the quarter and the last and per the rules in the plan as approved by the shareholders of the Company.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

3.1	Amendment to the Amended and Restated By-Laws
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USIO, INC.
Date: November 29, 2023
	By:	/s/ Louis A. Hoch
Name: Louis A. Hoch
Title: Chief Executive Officer and President